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Exhibit 4.2
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AMENDMENT NO. 1 TO THE CONSULTING AGREEMENT BETWEEN RCN CORPORATION AND WALTER
SCOTT, JR.


THIS AMENDMENT is made as of July 2, 2002 to the Consulting Agreement dated as of September 20, 2001 by and between RCN Corporation, a Delaware Corporation (the "Company") and Walter Scott, Jr. (the "Consultant").

WHEREAS, the Company and the Consultant have entered into a Consulting Agreement (the "Agreement") as of September 20, 2001; and

WHEREAS, recognizing that the Compensation Committee of the Board of Directors of the Company (the "Committee") has authorized the Company to amend the Agreement to provide that (i) the initial strike price of the 250,000 Outperform Stock Options referred to in the Agreement will be $1.21, (ii) such OSOs would be granted and fully vested upon the death or disability of Consultant, as well as upon Committee determination that the performance objectives relating to such Options have been achieved, and (iii) the performance objectives are hereby established and approved by the Committee;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. The following shall be added at the end of Section 3(b): "If the Consultant shall cease to provide consulting services to the Company prior to the termination date of this agreement, by reason of Disability of death, the 250,000 Outperform Stock Options shall be granted and shall be fully vested and exercisable as of such date, and, as applicable, the Consultant, his executor, administrator, guardian or legal representative, a person who acquired the Outperformance Options pursuant to a qualified domestic relations order, a Family Member (as defined in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended and any successor thereto) who acquired the Outperformance Options by gift, any person to whom the Outperformance Options are transferred by will or the laws of descent and distribution, the trustee or directors of a trust or foundation created or established by the Consultant, or an authorized representative of a charitable organization (as described in Internal Revenue Code Section 501(c)(3)) which acquired the Outperformance Options pursuant to the terms of a trust or foundation created or established by the Consultant, shall have the right, until the Termination Date, to exercise the Outperformance Options, subject to any other limitation contained in the option agreement on the exercise of the Outperformance Options in effect on the date of exercise. "Disability" shall mean a determination, by the physician treating Consultant for such illness or condition, that the Consultant is unable to perform the ordinary functions of such Consultant's position as a result of mental or physical disability.

The initial exercise price referred to in the third sentence of Section 3(b) of the Agreement is hereby changed from $1.95 to $1.21.


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The performance objectives which are to be met as a condition to the granting and vesting of the 250,000 Outperform Stock Options are attached hereto as Exhibit A.


IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.


                                   RCN CORPORATION

                                   By: /s/ David C. McCourt
                                        David C. McCourt
                                        Chairman and Chief Executive Officer



                                        /s/  Walter Scott, Jr.
                                               Walter Scott, Jr.




                                   Exhibit A

Walter Scott, Jr. -- Objectives for 2002

* Reviewing and assisting management in structuring a new 10 year lower trajectory plan -- assuming no outside financing

* Reviewing and assisting management in preparing detailed 5 year business plan from the bottom up for each market

* Assist the CEO and management in new agreement with senior secured lenders that fits into lower trajectory plan

* Consulting with the CEO regarding positioning the company for continued growth in 2003 and achieving company-wide EBITDA positive status

* Consult with CEO and management regarding redesigning Finance department to both cut costs and refocus the department from external to internal reporting

* Assist the CEO and management regarding designing and marketing at least one new product "connection"

* Consult with the CEO and management regarding cutting corporate overhead

* Assist the CEO and actively participate regarding a plan to reduce debt by an additional $250 million